Exhibit 23(f)

I, Charles W. Fairchilds, hereby consent to being named in the proxy statement/ prospectus included in the Registration Statement on Form S-4 to be filed by City Holding Company (“City Holding”) with the Securities and Exchange Commission, in connection with the Agreement and Plan of Merger dated August 2, 2012, by and among Community Financial Corporation, Community Bank, City Holding and City National Bank of West Virginia (“City National”) (the “Agreement”), as a person who will become a director of City Holding and City National, following consummation of the transactions contemplated by the Agreement.

/s/ Charles W. Fairchilds

Charles W. Fairchilds

Dated: November 19, 2012